                                                                   EXHIBIT 10.22

                              EMPLOYMENT AGREEMENT
                              --------------------

     This Employment Agreement ("Agreement") is entered into as of the 1st day of January, 1998 between Empress Casino Joliet Corporation, an Illinois corporation, hereinafter termed "Employer," and John G. Costello, hereinafter termed "Employee."

                                  WITNESSETH:

     WHEREAS, the Employee is presently employed as Chief Financial Officer of the Employer and is an elected officer of the Employer; and

     WHEREAS, the Employer considers it essential to the best interests of the Employer that the Employee remain with the Employer and continue to devote his full attention to the Employer; and

     WHEREAS, to induce the Employee to remain in the employ of the Employer, the
Employer desires the Employee to enter into this Agreement; and

     WHEREAS, the Employee desires to have the Employer agree to his employment and to be bound by the covenants herein.

     NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter contained, the parties hereto agree as follows:

     1. EMPLOYMENT. The Employer hereby employs the Employee as Chief Financial Officer of the Employer and the Employee hereby accepts employment from the Employer upon the terms and conditions set forth in this Agreement.

     2. POSITION AND DUTIES. The Employee shall devote his best efforts and his full business time and attention to the performance at 2300 Empress Drive, Joliet, Illinois 60436 of the duties customarily incident to the position of Chief Financial Officer and to such other duties of a senior officer as may be reasonably requested by the Chief Executive Officer or President of the Employer.

     3. TERM. The initial term of employment pursuant to this Agreement shall begin on January 1, 1998, and, unless this Agreement is terminated earlier as provided herein, shall continue until the close of business on December 31, 1999. The term of this Agreement shall be automatically extended thereafter for successive twelve (12) month periods, provided that neither party has given written notice to the other party at least one hundred eighty (180) days prior to the end of the initial or extended term that such term shall not be extended.

     4. COMPENSATION. For all services rendered by the Employee under this Agreement, the Employer shall pay the Employee an annual base salary of not less than One Hundred Thirty Five Thousand Dollars ($135,000.00) during the term of the Agreement, payable in accordance with the payroll policies of the Employer. The Employer shall annually at the regularly scheduled review opportunity consider in good faith the base salary of the Employee and may increase the base salary of the Employee depending upon his performance, the current prevailing industry compensation scales and other relevant factors.

     In addition, the Employee shall be entitled to participate in such incentive compensation bonus programs and employee benefit plans that now exist or which may hereafter be created and to receive employee benefits and perquisites equivalent to those in effect on the date of this Agreement or as may be enhanced for all senior officers. There shall be no diminution of compensation, perquisites or benefits during the employment of the Employee.
The Employee shall be paid any bonus payments at the time provided for herein to which he is entitled herein regardless of whether the Employee is employed by the Employer on the date of the payment of the bonus.

     5. EXPENSES. The Employee shall be authorized in carrying out his duties and responsibilities to incur reasonable business related expenditures for meetings, dues, journals, entertainment and such other job related matters. The Employer shall promptly reimburse or indemnify the Employee for such reasonable business related expenditures following presentation of documentation in accordance with the business expense reimbursement policies of the Employer.

     6. VACATION. The Employee shall be entitled during the term of his employment to the maximum amount of PTO days per calendar years as are permitted for the highest level of a senior officer.

     7. AUTOMOBILE. The Employer at its expense shall select and provide a luxury domestic automobile for use by the Employee. The expenses of automobile maintenance, repair and insurance shall be paid by the Employer in accordance with the expense reimbursement policies of the Employer.

     8. BENEFITS. During the term of this Agreement, the Employee, his spouse and dependents shall be eligible for participation in and shall receive all benefits under any welfare benefit plans, practices, policies and programs presently or hereafter provided by the Employer (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life and accidental death) to the Employee or to senior officers of the Employer.

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

     9.   TERMINATION PROVISIONS.

     A.   Automatic or Corporate Termination.  Notwithstanding the provisions of
          ----------------------------------
Section 3 of this Agreement, the employment of the Employee shall automatically terminate upon the occurrence of the following events:

          (i)     Death of the Employee - This Agreement and the employment of
                  ---------------------
Employee shall terminate upon his death, and the Employer shall pay to the estate of the Employee his base salary through the scheduled term of this Agreement, plus any unpaid prorated bonus through the date of death. The Employer shall have the option to make such payment in a lump sum or at the same time and in the same manner as if the Employee were still employed. In addition, the Employer shall provide at its expense to the spouse and dependents of the Employee welfare benefit plan coverage through the next scheduled termination date of this Agreement.

          (ii)    Disability of the Employee - For purposes of this Agreement,
                  --------------------------
disability is defined to mean that, as a result of the incapacity of the Employee due to physical or mental illness, the Employee shall have been absent for five (5) consecutive months from his duties as described herein or in any other capacity in which he then serves on a substantially full-time basis all as determined at that time to be total and permanent by a physician selected by the Employer and within thirty (30) days after the Employer notifies the Employee in writing that it intends to replace him, the Employee shall not have returned to the performance of such duties on a full-time basis. During the period that the Employee has been absent from his duties, the Employer shall pay the Employee his full base salary and provide at its expense to the Employee, his spouse and dependents continued coverage under any welfare benefit plan.

     Upon such determination that the Employee is disabled, this Agreement and the employment of Employee shall terminate. The Employee shall receive such benefits from any disability policies of the Employer then in effect. The Employer also shall pay to the Employee the difference between the base salary of the Employee through the next scheduled termination date of the Agreement and any benefit payments received by the Employee from any disability policies of the Employer. In addition, the Employer shall provide at its expense to the spouse and dependents of the Employee such welfare benefit plan coverage through the next scheduled termination date of this Agreement at the same coverage level and on the same terms and conditions which are in effect immediately prior to the date of the disability of the Employee. Following the scheduled date of termination of this Agreement, there shall be no further obligation of the Employer to provide any payments to the Employee hereunder.

          (iii)   Resignation by the Employee  - The Employee may resign his
                  ---------------------------
employment and terminate this Agreement at any time hereunder upon thirty (30) days written notice to the Employer. Upon such termination, the Employer shall pay the Employee his unpaid base salary and any benefits that are due through the date of termination.

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

          (iv)    Termination by the Employer with Cause - For purposes of this
                  --------------------------------------
Agreement, Cause is defined as (a) the Employee's theft, embezzlement or misappropriation or attempted theft, embezzlement or misappropriation of money or tangible or intangible assets or property of the Employer or its employees;
(b) any act or acts of moral turpitude by the Employee materially injurious to the interest, property, operations, business or reputation of the Employer; (c) the Employee's conviction for a felony; (d) willful misconduct in the performance of the duties of the Employee; (e) the Employee's willful neglect of his duties under this Agreement; (f) willful and knowing violation of any rules or regulations of any governmental or regulatory body, which is materially injurious to the financial condition of the Employer; or (g) Employee's failure to pass a drug test administered by the Employer and/or the failure to obtain, retain, suspension or revocation of the Employee's gaming license in the State of Illinois. Provided, however, that for purpose of determining whether any such cause is present, no act or failure to act by the Employee shall be considered "willful" if done or omitted to be done by the Employee in good faith and in the reasonable belief that such act or omission was in the best interest of the Employer and/or required by applicable law. Upon such termination, the Employer shall pay the Employee his unpaid base salary and any benefits that are due through the date of termination.

          (v)     Termination by the Employer Without Cause - For purposes of
                  -----------------------------------------
this Agreement, the employment of the Employee may be terminated by the Employer at any time without Cause upon thirty (30) days written notice to the Employee. Upon such termination, the Employer shall pay to the Employee his base salary plus two additional weeks of salary and provide at its expense such welfare benefit plan coverage to the Employee as he would have received if still employed during the period commencing on the effective date of such termination and ending on the later of (i) the next scheduled termination date of the employment of the Employee; or (ii) the date that is one (1) year following the date of such termination. The Employer also shall pay Employee an amount equal to the last annual bonus payment paid to the Employee, which bonus payment shall be paid within thirty (30) days following the date of termination.

     The Employer shall have the option to pay such base salary in a lump sum or at the same time and in the same manner as if the Employee were still employed. During this period, the benefit arrangement shall include the spouse and dependents of the Employee at the same coverage level and on the same terms and conditions which applied immediately prior to the Date of Termination. If, however, as the result of the termination of the Employee's employment, the Employee and/or his otherwise eligible dependents or beneficiaries shall become ineligible for benefits under any one or more of the Employer's benefit plans, the Employer at its expense shall continue to provide the Employee and his eligible dependents or beneficiaries, through direct payment or other sources, with benefits at a level substantially equivalent to the level of benefits for which the Employee and his dependents and beneficiaries were eligible under such plans immediately prior to the date of the Employee's termination of employment. The Employer shall not be responsible for continuing such benefits, however, upon the date the Employee and his dependents become eligible to participate in a welfare benefit plan without any limitation for pre-existing conditions.

     The Employee shall only be entitled to receive compensation pursuant to this section upon his execution of a release of the Employee as to all matters arising in connection with his employment and termination.

     B.   Termination of the Employee Upon Change in Control.  Notwithstanding
          --------------------------------------------------
the provisions of Section 3 and Section 9(A) of this Agreement, upon a change in control (as defined herein), if Employer terminates the employment of the Employee for any reason, the Employer shall continue to pay to the Employee his base salary through the next scheduled termination date of this Agreement or one year, whichever is greater, and shall pay to the Employee an amount equal to the last annual bonus payment paid to the Employee, prorated to the date of Employer's termination of Employee. If the employment of Employee is not terminated upon a change in control, then thereafter if Employee terminates his employment during the term of the Agreement for Good Reason as defined herein, the Employer shall continue to pay the Employee his base salary for a period of one year or through the next scheduled termination date of this Agreement, whichever is less, and shall pay to the Employee an amount equal to the last annual bonus payment paid to the Employee, prorated to the date of termination by Employee of his employment.

     During the period of base salary continuation, the Employer shall provide at its expense such welfare benefit plan coverage to the Employee as he would have received if still employed.

     A "change in control" shall mean the consummation of (a) a reorganization, merger or consolidation of the Employer into or with another company in which a controlling interest is not owned by a majority of the current shareholders of the Employer ; (b) a sale, transfer or conveyance, whether direct or indirect, of a majority interest (i.e. more than 50% ownership) of the issued and outstanding stock of the Employer in which the issued and outstanding stock of the Employer is changed into or exchanged for cash, securities or other property of or from a third party that is unaffiliated with Employer; (c) a sale, transfer or conveyance of all or substantially all of the assets of the Employer provided, however, that the disposition by the Employer of any vessel or other major assets without a transfer of the operating business shall not be deemed to be a change in control; (d) a "change of control" as defined in the Indenture of the Employer shall have occurred; or (e) the Employer is liquidated or dissolved or adopts a plan of liquidation.

     "Good Reason" is defined as the occurrence of any of the following events without the express written consent of the Employee: (i) The assignment to the Employee of any duties inconsistent in any respect with the position of Employee (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement, or any other action by the Employer which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the Employee; (ii) Any failure by the Employer to comply with any of the provisions of Sections 4 and/or 8 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee; or (iii) The Employer's requiring the Employee to be based at any office or location other than that described in Section 2 hereof, except for travel reasonably required in the performance of the Employee's responsibilities. The right of Employee to terminate his employment pursuant to this Agreement for Good Reason shall not be affected by his incapacity due to physical or mental illness. The Employee's continued employment shall not constitute consent to, or a waiver with respect to, any circumstance constituting Good Reason hereunder.

     The Employee shall only be entitled to receive compensation pursuant to this section upon his execution of a release of the Employer as to all matters arising in connection with his employment and termination.

     C.   Termination of Agreement upon Conclusion of the Term.  Unless this
          ----------------------------------------------------
Agreement has been extended pursuant to the provisions of Section 3 herein, this Agreement shall terminate without further obligation to the Employee other than the hereafter provided for obligation of the Employer at the conclusion of its initial or extended term. In that event, the Employee shall be entitled to a severance payment of six months of his annual base salary, plus all accrued and unpaid base salary, welfare benefits and bonus through the scheduled term based upon the last annual bonus payment paid to Employee.

     The Employee shall only be entitled to receive compensation pursuant to this section upon his execution of a release of the Employer as to all matters arising in connection with his employment and termination.

     D.   Continuation of Coverage.  When the termination of benefits coverage
          ------------------------
under any section in this Agreement occurs, the Employee, his spouse and dependents shall be entitled to continuation of coverage pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws, as if the Employee had terminated employment with the Employer on the date such benefits coverage terminates.

     10. BONUS ON CHANGE IN CONTROL. Upon the occurrence of a change in control (as defined in Section 9(B) above), and regardless of whether the Employee's employment with the Employer is continued or terminated upon the occurrence of such change in control, the Employee shall be entitled to a bonus calculated by (a) adding the Employee's annual base salary in effect immediately prior to the change in control, plus the Employee's annual bonus for the fiscal
                                ----
year immediately prior to the change in control, and (b) multiplying the foregoing sum by two and one-half (2.5). Such bonus shall be payable to the Employee by the Employer in a lump sum upon the occurence of the change in control.

     11. CONFIDENTIAL INFORMATION. The Employee, during the term of his employment with the Employer and thereafter following the termination of his employment with the Employer for any reason, shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, use for himself, or use or disseminate or disclose to any other party, any secret or confidential
information regarding the Employer.   The Employee shall also return all
property, documents, materials and confidential information of the Employer upon termination of his employment for any reason or at any time the Employer may request. For purposes of this Agreement, such confidential information shall include any data or information regarding the business of the Employer or any subsidiary or affiliate of the Employer that is not generally known to the public, including without limitation any confidential information or data regarding the plans of the Employer or its subsidiaries or affiliates or the business methods of the Employer or its subsidiaries or affiliates not in general use by others, including without limitation any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, records, including computer records and the documents containing such confidential information. The Employee acknowledges that such confidential information remains the exclusive property of the Employer and is specialized, unique in nature, of great value to the Employer and that such information gives the Employer a competitive advantage.

     12. NON-SOLICITATION. The Employee, during the term of his employment with the Employer and one year thereafter following the termination for any reason of his employment with the Employer, shall not, directly or indirectly, on his own behalf or on behalf of any other person or entity, solicit, influence, induce or attempt to solicit, recruit or induce: (i) any then current employee, representative or independent contractor of the Employer or its subsidiaries or affiliates to terminate or modify his, her or its employment or business relationship with the Employer or such subsidiary or affiliate; (ii) any then current customer or client of the Employer or its subsidiaries or affiliates with which the Employee had personal contact during his employment or about which the Employee had access to confidential information regarding such customer to terminate or modify his, her or its use of the Employer's, or such subsidiary's or affiliate's, products and services; or (iii) any then current vendor, supplier, service provider or other business relation of the Employer or its affiliates to terminate or modify his, her or its relationship with the Employer or such subsidiary or affiliate.

     13. COVENANT NOT TO COMPETE. Employee, during his employment with the Employer and (a) for a period of one (1) year after (i) resignation of Employee of his employment; (ii) voluntary termination by Employee of his employment with the Employer; (iii) termination of Employee by the Employer for cause; (iv) termination of Employee upon a change in control; or (v) termination by Employee of his employment for Good Cause following a change in control, or (b) for a period of six (6) months after the expiration of the term of this Agreement without renewal by the Employer, shall not, directly or indirectly, accept an employment or consulting opportunity or become an owner, partner, joint venturer, director, officer or employee of any entity conducting casino gaming located within a radius of fifty (50) miles of the location on the date of Agreement of the Employer or any of its affiliates or subsidiaries, provided, however, that the ownership by Employee of public traded securities of a corporation or other entity which owns, manages or supplies building services to a casino shall not be a violation of this Section 13. The Employee agrees that during such period he will not assist or encourage any other person in carrying out any activity that would be prohibited by the foregoing provisions of this
Section 13 if such activity were carried out by the Employee and, in particular, the Employee agrees that he will not induce or attempt to induce any employee of the Employer to carry out any such activity.

     14. REASONABLE RESTRICTIONS. The Employee acknowledges that the covenants contained in Sections 11, 12 and 13 of this Agreement are reasonable in scope, area and duration, are necessary to protect the Employer's confidential information, trade secrets and near permanent, permanent and/or long-standing relationships with its employees and customers and will not materially affect the Employee's ability to be employed following his employment with the Employer. The Employee further agrees that in the event of an actual, attempted or threatened breach by the Employee of Section 11, 12 or 13 of this Agreement, the Employer shall be entitled to injunctive relief and any other available legal or equitable remedies without any bond in addition to payment of reasonable attorney fees. If it is determined by a court of competent jurisdiction that any restriction in Sections 11, 12 or 13 is excessive in duration or scope or is unreasonable or unenforceable under the laws of the State of Illinois, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of the State of Illinois.

     15. SURVIVAL. The Employee agrees that the provisions of Sections 11, 12 and 13 shall survive the termination of this Agreement and the termination of the Employee's employment with the Employer. In no event shall an asserted violation of any of the provisions of Section 11, 12 or 13 constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under this Agreement.

     16. NO OFFSET AND NO MITIGATION. The Employee shall not be required to mitigate damages under this Agreement by seeking other comparable employment. The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation or benefits earned by or provided to him as the result of employment by another employer, except as provided otherwise in
Section 9(D) with respect to welfare benefit plan coverage during the salary continuation period.

     17. ARBITRATION. Except for the Employer's rights as provided in Sections 11, 12 and 13 to injunctive relief, any disputes or disagreements between the parties relating to or arising out of the Employee's employment by the Employer or the terms of this Agreement shall be submitted to arbitration. If the parties are unable to agree upon an arbitrator within seven (7) days after notice of any such claim from either party, an arbitrator shall be selected from a panel furnished by the American Arbitration Association ("AAA") in accordance with its procedures, such arbitration shall take place at the AAA office closest to the Employer's principal offices or a location mutually acceptable to the parties. The award of the arbitrator shall be final and binding upon all parties. The arbitrator shall have no authority to order specific performance or to add to, subtract from or modify this Agreement, but shall have the authority only to interpret this Agreement. The arbitrator's fee and other common expenses of the arbitration shall be borne equally by the parties, except that each party shall be responsible for its own attorney's fees.

     18. TAXES. All payments to be made to the Employee under this Agreement will be subject to any applicable withholding of federal, state and local income and employment taxes.

     19. INDEMNIFICATION. The Employee shall have at a minimum during the term of this Agreement and for a period of not less than two years after the termination of this Agreement the benefit of the current indemnification provisions as provided under applicable law and the bylaws of the Employer. The Employer shall cause the Employee to be covered by any policies of directors and officers liability insurance of the Employer now in force or hereafter obtained in accordance with their terms to the maximum extent of the coverage available for any director or officer of the Employer.

     20. WAIVER OF BREACH. The waiver by either the Employer or the Employee of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either the Employer or the Employee.

     21. BINDING EFFECT. This Agreement shall be binding upon and shall inure to the benefit of both the Employer and the Employee and their respective successors (in the case of Employer, whether by purchase, merger, consolidation or otherwise), assigns, heirs and legal representatives, but this Agreement or any rights hereunder may not be assigned by the Employee without the consent, in writing, of the Employer.

     22. AMENDMENTS. No amendments or variations of the terms and conditions of this Agreement shall be valid unless they are in writing and signed by both parties.

     23. ASSIGNMENT. The Employer may assign this Agreement to any direct or indirect affiliate, subsidiary or parent of the Employer or joint venture in which the Employer has an interest, or any successor (whether by merger, consolidation, purchase or otherwise) to all or substantially all of the stock, assets or business of the Employer. Except as expressly provided herein, the Employee may not sell, transfer, assign or pledge any of his rights or interests pursuant to this Agreement.

     24. SAVINGS CLAUSE. If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity and enforceability of any other provision hereof.

     25. NOTICE. Any notice or demand provided for herein or given pursuant to this Agreement shall be in writing and served on the parties at the following addresses:

          Employee:
          --------
          John G. Costello
          128 Oakview
          New Lenox, Illinois  60451

                    and

          Employer:
          --------
          Empress Casino Joliet Corporation
          Attention:  Chief Executive Officer
          2300 Empress Drive
          Joliet, Illinois  60436
          Fax No. 815-744-9482

Any notice shall be either: (i) personally delivered to the addresses set forth above, in which case it shall be deemed delivered on the date of delivery to said addresses; or (ii) sent by registered or certified mail, return receipt requested, in which case it shall be deemed delivered three business days after deposited in the U.S. Mail; (iii) sent by a nationally recognized overnight courier, in which case it shall be deemed delivered one business day after deposit with such courier; or (iv) sent by telecopier or facsimile machine, in which case it will be deemed delivered on the date of transmission. In the event a party's address shall change it shall immediately give the other party notice of such change of address. The above addresses shall remain effective until the date of delivery of a notice of change of address.

     26. ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior and existing negotiations and agreements between the parties and cannot be amended, modified or supplemented in any respect except by any subsequent written agreement entered into and executed by both parties.

     27. GOVERNING LAW. This Agreement shall be governed both as to interpretation and performance under the laws of the State of Illinois.

     IN WITNESS WHEREOF, this Agreement has been executed by the Employer and the Employee on the 12th day of March, 1998 effective as of the date and year first above written.

Employer:

EMPRESS CASINO JOLIET CORPORATION


/s/ Peter A. Ferro, Jr.,
-----------------------------------------------
By Peter A. Ferro, Jr., Chief Executive Officer


Employee:


/s/ John G. Costello
-----------------------------------------------
John G. Costello

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